March 5, 2009

DWS Variable Series II

DWS Large Cap Value VIP

345 Park Avenue

New York, New York 10154

Ladies and Gentlemen:

We are acting as counsel to DWS Variable Series II, a Massachusetts business trust (the “Trust”), in connection with the filing of Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 (File No. 333-156970) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), covering the issuance of Class A and Class B voting shares of beneficial interest, without par value (the “Shares”), of DWS Large Cap Value VIP, a series of the Trust (the “Acquiring Fund”), pursuant to the proposed reorganization of DWS Davis Venture Value VIP, also a series of the Trust (the “Acquired Fund”), as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and among the Trust, on behalf of the Acquiring Fund and the Acquired Fund, and Deutsche Investment Management Americas Inc. (for purposes of Section 10.2 only) included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Trust’s Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”), the Trust’s Bylaws, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal securities laws of the United States of America and the statutory laws of the Commonwealth of Massachusetts (excluding any cases decided thereunder), which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance; and (b) when issued upon the terms and for consideration provided

DWS Variable Series II

DWS Large Cap Value VIP

March 5, 2009

in the Registration Statement and the Agreement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Registration Statement and the Agreement will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Acquiring Fund. However, the Declaration of Trust disclaims shareholder liability for any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. The Declaration of Trust also provides that the Trust shall indemnify and hold each Shareholder or former Shareholder harmless from and against all claims and liabilities to which such Shareholder may become subject solely by reason of his being or having been a Shareholder, and shall reimburse such Shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. The indemnification and reimbursement required by the preceding sentence shall be made only out of the assets of the one or more Series of which the Shareholder who is entitled to indemnification or reimbursement was a Shareholder at the time the act or event occurred which gave rise to the claim against or liability of the Shareholder. Capitalized terms in this paragraph have the same meanings as ascribed to them in the Trust’s Declaration of Trust.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Registration Statement), without, in each case, our prior written consent. This opinion is given to you as of the date hereof and we assume no obligation to advise you of any changes which may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.

RJM/KJF